Exhibit 23.2

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Advisory Board Company for the registration of 2,113,066 shares of its common stock and to the incorporation by reference therein of our report dated July 3, 2002, with respect to the financial statements and schedule of The Advisory Board Company for the year ended March 31, 2002, included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 25, 2002.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland April 11, 2003